Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of College Retirement Equities Fund of our report dated February 27, 2026, relating to the financial statements and financial highlights of CREF Total Global Stock Account, CREF Global Equities Account, CREF Growth Account, CREF S&P 500 Index Account, CREF Core Bond Account, CREF Inflation-Linked Bond Account, CREF Responsible Balanced Account and CREF Money Market Account, which appears in College Retirement Equities Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 28, 2026